Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact

November 13, 2019	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2019 Fourth Quarter and Full Year Results and Provides Financial Outlook for Fiscal Year 2020

•	Fiscal fourth quarter reported net sales increased 57.3% due to the inclusion of the acquisitions and organic revenue growth of 9.2%.[1]

•

Diluted net earnings from continuing operations per common share was $0.62 in the fourth fiscal quarter compared to $0.02 in the prior year fourth quarter, and Adjusted Diluted net earnings from continuing operations per common share was $0.93 compared to $0.83 in the prior year fourth quarter.[1]

•	Fiscal year 2020 is expected to deliver low single digit organic revenue growth, Adjusted EBITDA in the range of $610 to $640 million and Adjusted Diluted EPS in the range of $3.00 to $3.20.[1]

St. Louis —November 13, 2019—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2019. For the fourth fiscal quarter, net earnings from continuing operations were $47.0 million, or $0.62 per diluted common share, compared to net earnings from continuing operations of $1.5 million, or $0.02 per diluted common share, in the prior year fourth quarter. Adjusted net earnings from continuing operations in the fourth quarter were $68.6 million, or $0.93 per diluted common share, compared to adjusted net earnings from continuing operations of $50.8 million, or $0.83 per diluted common share.

For the year, the Company reported net earnings from continuing operations of $64.7 million, or $0.78 per diluted common share, compared with net earnings from continuing operations of $93.5 million, or $1.52 per diluted common share, in the prior year. Adjusted net earnings from continuing operations for the current fiscal year were $216.1 million, or $3.00 per diluted common share, compared to $207.1 million in the prior fiscal year, or $3.37 per diluted common share.

“Fiscal 2019 was an important year in transforming Energizer into a diversified household products leader in Battery, Lights and Auto Care which will create significant value for our shareholders,” said Alan Hoskins, Chief Executive Officer. “Our organization did a terrific job achieving our full year financial objectives while making tremendous progress integrating the acquired battery and auto care businesses. Looking forward to fiscal year 2020, we expect a fifth consecutive year of organic revenue growth and a significant increase in our adjusted EBITDA and free cash flow, allowing us to continue investing in our business and reduce debt.”

Fourth Fiscal Quarter Financial Highlights (Unaudited)

The following is a summary of key fourth fiscal quarter results. All comparisons are with the fourth quarter of fiscal 2018 unless otherwise stated.

•	Net sales were $719.0 million, up 57.3%. Highlights include: (a)

•

Organic net sales increased 9.2% primarily due to distribution gains, timing of holiday promotional activity, favorable pricing and the benefit of hurricane activity, which contributed 30 basis points in the quarter.

1)	See Supplemental Schedules - Non - GAAP Reconciliations regarding non-GAAP financial measures.

•	The impact of the acquisitions resulted in increased sales of $225.6 million, or 49.3%; and

•	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $5.8 million, or 1.2%.

•

Gross margin percentage on a reported basis was 40.0%, versus 45.5% in the prior year. Excluding the current and prior year acquisition and integration costs, gross margin was 42.1%, down 340 basis points from the prior year as the benefits of pricing and realization of synergies were more than offset by the lower margin rate profile of the acquired businesses, which decreased gross margin 390 basis points, in addition to unfavorable movement in foreign currencies and tariffs. (a)

•

A&P spending was 3.8% of sales, a decrease of 320 basis points, or $4.4 million. Excluding the $3.4 million of A&P from the acquired businesses, the legacy business A&P was $24.0 million, or 4.9% of net sales, a decrease of 200 basis points compared to prior year. The decline was due to the phasing of spending on a year over year basis with higher spending in the first nine months of fiscal year 2019 to support the launch of our brand refresh.

•

SG&A spending, excluding acquisition and integration costs, was 17.1% of net sales, or $123.0 million, an increase of $34.9 million versus the prior year, with the acquired businesses adding $27.9 million of SG&A. The legacy business as a percent of net sales was 19.3%, or $95.1 million, flat to prior year fourth quarter. The benefit of our continuous improvement initiatives and the realization of synergies was offset by the licensing revenue reclassification to net sales. (a)

•	Synergies of $13 million were realized during the fourth quarter and we incurred $25.5 million in cash costs for integration related activities and integration capital expenditures.

•

Interest expense was $48.7 million compared to $50.8 million for the prior year comparative period. Excluding the prior year acquisition costs of $35.6 million, the current year interest expense increased $33.5 million attributable to higher debt associated with the acquisitions.

•	Diluted net earnings from continuing operations per common share was $0.62 in the fourth quarter and Adjusted diluted net earnings from continuing operations per common share was $0.93. (a)

•	Dividend payments in the quarter were approximately $21 million, or $0.30 per common share and $4 million, or $1.875 per mandatory preferred convertible stock.

•	Discontinued operations reported a net loss of $0.8 million, for the quarter, or $0.01 per common share.

Fiscal 2019 Full Year Financial Highlights (Unaudited)

The following is a summary of key fiscal 2019 full year results. All comparisons are with fiscal 2018 unless otherwise stated.

•	Net sales were $2,494.5 million, up 38.8%: (a)

•	Organic net sales increased 4.1% reflecting category growth and distribution gains of 2.7%, favorable pricing of 0.9% and the reclassification of licensing revenues of 0.5%;

•	The impact of the acquisitions resulted in increased sales of $660.6 million, or 36.8%; and

•	Unfavorable movement in foreign currencies, excluding Argentina, had a negative impact on net sales of $32.7 million, or 1.8%.

•

Gross margin percentage on a reported basis was 40.2%, versus 46.2% in the prior year. Excluding the current year inventory step up resulting from purchase accounting and the current year acquisition and integration costs, gross margin was 42.6%, down 360 basis points from prior year, largely driven by the lower margin rate profile of the acquired businesses, which accounted for 350 basis points of the decrease. The remaining decrease was driven by unfavorable movement in foreign currencies and tariffs partially offset by benefits realized from pricing, synergy recognition and continuous improvement initiatives. (a)

•

A&P spending was 5.1% of sales, a decrease of 120 basis points, or $14.4 million. Excluding the $15.9 million of A&P from the acquired businesses, the legacy business A&P was $111.4 million, or 6.1% of net sales, consistent with the prior year. A&P spending for the full year was in line with our outlook.

•

SG&A spending, excluding acquisition and integration costs, was approximately $433.4 million, or 17.4% of net sales, with the acquired businesses adding $83.8 million of SG&A. The legacy business as a percent of net sales was 19.1%, or $349.6 million, down 90 basis points to prior year. The improvement versus the prior year reflects improved top-line performance due to organic sales growth, the realization of synergies and cost savings from our continuous improvement initiatives and the lapping of prior year investments in those initiatives. These improvements were slightly offset by the licensing revenue reclassification to net sales. (a)

•

Synergies of $18 million were realized during the year and we incurred $159.2 million in cash costs for acquisition and integration related activities. In addition, we incurred $9.8 million for integration related capital spending.

•

Interest expense was $226.0 million compared to $98.4 million for the prior year comparative period. Excluding the current and prior year acquisition costs of $65.6 million and $41.9 million, respectively, the current year interest expense increased $103.9 million attributable to higher debt associated with the acquisitions.

•

Income tax rate on a year to date basis was 11.5% as compared to 46.6% in the prior year. The current year rate was favorably impacted by lower overall foreign tax rates and a return to provision benefit slightly offset by disallowed transaction costs. The prior year was impacted by the one-time impact of the new U.S. tax legislation passed in December 2017 and the impact of tax withholding expense related to the cash movement that occurred to fund the Spectrum battery acquisition. Excluding the impact of our Non-GAAP adjustments, the full fiscal year rate was 18.5% as compared to 23.1% in the prior year. The decrease in the rate is driven primarily by the new 21% statutory U.S. rate that is now effective for all of fiscal year 2019 compared to the statutory rate of 24.5% in fiscal year 2018 as well as more favorable return to provision adjustments in the current fiscal year. (a)

•	Diluted net earnings from continuing operations per common share was $0.78 and Adjusted diluted net earnings from continuing operations per common share was $3.00. (a)

•	Net earnings from continuing operations was $64.7 million and Adjusted EBITDA was $545.5 million for the full year. (a)

•	Net cash from operating activities from continuing operations was $142.1 million and Adjusted Free Cash Flow from continuing operations was $256.2 million. (a)

•	Dividend payments were $83.0 million, or $1.20 per common share and $8.0 million, or $3.7083 per mandatory preferred convertible shares.

•	Repurchased approximately 1,036,000 shares of common stock for $45.0 million.

•	Discontinued operations reported a net loss of $13.6 million, for the year, or $0.20 per common share. Included in these results are costs related to divesting the business of $10.8 million after tax.

•	Net leverage was 4.7 times, on a credit defined basis, at the end of fiscal 2019.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net Sales (In millions - Unaudited)

Quarter and Twelve Months Ended September 30, 2019

	Q4	% Chg	Twelve Months	% Chg
Net Sales - FY’18	$457.2		$1,797.7
Organic	42.2	9.2%	73.4	4.1%
Impact of Battery Acquisition	129.9	28.4%	338.9	18.9%
Impact of Auto Care Acquisition	95.7	20.9%	315.8	17.6%
Impact of Nu Finish Acquisition	—	—%	5.9	0.3%
Change in Argentina operations	(0.2)	—%	(4.5)	(0.3)%
Impact of currency	(5.8)	(1.2)%	(32.7)	(1.8)%

Net Sales - FY’19	$719.0	57.3%	$2,494.5	38.8%

**	Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total net sales in the fourth fiscal quarter increased 57.3%, or $261.8 million:

•	Organic net sales increased 9.2% in the quarter due to the following items:

•	Distribution gains and category growth contributed 4.1% to the organic increase;

•	Phasing of promotional and holiday activity across both segments increased net sales by 3.1%;

•	Favorable pricing initiatives across several markets contributed 1.2% to the organic increase;

•	U.S. hurricane volume in the fourth fiscal quarter increased sales by 0.3%; and

•	The impact of the reclassification of licensing revenues contributed 0.5%.

•	The acquisitions contributed net sales of $225.6 million, or 49.3%.

•	Our Argentina operations had an unfavorable impact on net sales of $0.2 million.

•	Unfavorable movement in foreign currencies resulted in decreased sales of $5.8 million, or 1.2%.

Total Segment Profit (In millions - Unaudited)

Quarter and Twelve Months Ended September 30, 2019

	Q4	% Chg	Twelve Months	% Chg
Segment Profit - FY’18	$120.6		$475.7
Organic	21.4	17.7%	39.9	8.4%
Impact of Battery Acquisition	30.3	25.1%	62.7	13.2%
Impact of Auto Care Acquisition	21.9	18.2%	76.8	16.1%
Impact of Nu Finish Acquisition	—	—%	2.0	0.4%
Change in Argentina operations	0.7	0.6%	(2.2)	(0.5)%
Impact of currency	(4.0)	(3.3)%	(23.4)	(4.8)%

Segment Profit - FY’19	$190.9	58.3%	$631.5	32.8%

Total Segment Profit in the fourth fiscal quarter increased $70.3 million, or 58.3%. Organic growth of $21.4 million, or 17.7%, was primarily driven by top-line organic growth and lower overhead and A&P spending. Adding to the segment profit increase for the quarter was the favorable impact of the acquisitions of $52.2 million, or 43.3%. Our Argentina operations had a favorable impact on segment profit of $0.7 million, or 0.6%. In addition, foreign currency impacts were unfavorable by $4.0 million, or 3.3%.

Financial Outlook Assumptions for Fiscal Year 2020

The company is providing the below assumptions related to its financial outlook for fiscal 2020 adjusted earnings per share from continuing operations, which includes a full year impact of the acquisitions completed in the second quarter of fiscal year 2019. The outlook does not include any benefit associated with storm activity in fiscal 2020, which, if it occurs, would be incremental.

Note that all comparisons are with the fiscal year ended September 30, 2019 results unless otherwise stated.

Net Sales on a reported basis are expected to increase 9% to 10%, which includes an incremental three months of acquired battery and four months of acquired auto care. Organic net sales are expected to be up low single digits with combined battery up 1% to 2%, lapping the benefits of hurricane volume in 2019, and combined auto care expected to grow 3.5%.

Within the first quarter of fiscal 2020, we expect organic net sales to decline mid-single digits due to the phasing of holiday shipments that benefited our just completed fourth quarter and benign replenishment of hurricane activity due to minimal power disruption caused by hurricane Dorian. Expected organic sales growth in the second, third and fourth fiscal quarters will enable us to achieve our full year outlook noted above for organic sales.

Gross margin rates, excluding acquisition and integration costs, are expected to improve slightly, up 10 to 40 basis points compared to the prior year as the benefit of synergies and improved operating efficiencies will be partially offset by approximately $15 to $20 million in foreign currency headwinds and approximately $10 to $15 million in incremental tariffs and Brexit costs.

A&P spending is expected to increase 12% to 15% versus the prior year to support our brands, in particular increased products and packaging innovation and promotional support for our auto care brands. The increase also reflects incremental A&P from the acquired battery and acquired auto care businesses, which was approximately 3% of the increase.

SG&A, as a percent of net sales, excluding acquisition and integration costs, is expected to be 16.5% to 17% of net sales, driven by realization of synergies and strong cost controls.

Synergies, as mentioned above, are expected to be an incremental $45 to $50 million, with approximately 65% of the benefit realized in Cost of Goods Sold and 35% of the benefit realized in SG&A.

Earnings before income taxes is expected to be unfavorably impacted by foreign currency headwinds of roughly $10 to $15 million, net of hedge impacts, based on current rates.

Ex-unusual income tax rate is expected to be in the range of 20% to 22%, slightly higher than the current fiscal year as we do not expect the favorable return to provision adjustments to repeat.

Adjusted Diluted earnings per share for the full fiscal year is expected to be in the range of $3.00 to $3.20, which includes lapping the $0.03 of hurricane benefit in fiscal year 2019. Adjusted earnings per share for the full fiscal year assumes all preferred shares are converted to common, resulting in an estimated weighted average diluted share count of 75.1 million shares.

Adjusted EBITDA is expected to be in the range of $610 to $640 million.

Capital spending, excluding integration, is expected to be in the range of $40 to $45 million. Integration related capital is expected to be $50 to $60 million.

Adjusted Free Cash Flow is expected to be in the range of $310 to $340 million.

Net leverage is expected to be in the range of 4.2 to 4.4 times, on a credit defined basis, by the end of fiscal year 2020.

Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter earnings and the financial outlook for fiscal 2020. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors” and “Events and Presentations” tabs or by using the following link:

https://www.webcaster4.com/Webcast/Page/1192/31934

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors,” “Events and Presentations,” and “Past Events” tabs.

# # #

Forward-Looking Statements.

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•

our ability to integrate businesses, to realize the projected results of acquisitions of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;

•	the impact of the acquired businesses on our business operations;

•	our ability to close the divestiture of the Europe-based Varta® consumer battery, chargers, portable power and portable lighting business which serves the Europe, the Middle East and Africa markets;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•

our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	financial strength of disturbers and suppliers;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the risk of economic uncertainty associated with the pending exit of the United Kingdom from the European Union or any other similar referendums that may be held;

•	the impact of adverse or unexpected weather conditions;

•	uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;

•	the impact of raw materials and other commodity costs;

•

the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our

Form 10-K filed with the Securities and Exchange Commission on November 16, 2018 as well as our Form 10-Q filed on Aug 8, 2019.

ENERGIZER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Condensed)

(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net sales	$719.0	$457.2	$2,494.5	$1,797.7
Cost of products sold (1)	431.2	249.2	1,490.7	966.8

Gross profit	287.8	208.0	1,003.8	830.9
Selling, general and administrative expense (1)	142.2	106.4	515.7	421.7
Advertising and promotion expense	27.4	31.8	127.3	112.9
Research and development expense (1)	9.1	6.5	32.8	22.4
Amortization of intangible assets	13.1	3.1	43.2	11.5
Gain on sale of real estate	—	—	—	(4.6)
Interest expense (1) (2)	48.7	50.8	226.0	98.4
Other items, net (1)	(0.4)	2.5	(14.3)	(6.6)

Earnings before income taxes	47.7	6.9	73.1	175.2
Income tax provision (3)	0.7	5.4	8.4	81.7

Net earnings from continuing operations	$47.0	$1.5	$64.7	$93.5
Net loss from discontinued operations (4)	(0.8)	—	(13.6)	—

Net earnings	46.2	1.5	51.1	93.5
Mandatory preferred stock dividends	(4.3)	—	(12.0)	—

Net earnings attributable to common shareholders	41.9	1.5	39.1	93.5
Basic net earnings per common share - continuing operations	$0.62	$0.03	$0.79	$1.56
Basic net loss per common share - discontinued operations	$(0.01)	$—	$(0.20)	—

Basic net earnings per common share	$0.61	$0.03	$0.59	$1.56
Diluted net earnings per common share - continuing operations	$0.62	$0.02	$0.78	$1.52
Diluted net loss per common share - discontinued operations	$(0.01)	$—	$(0.20)	—

Diluted net earnings per common share	$0.61	$0.02	$0.58	$1.52
Dividend per common share	$0.30	$0.29	$1.20	$1.16
Weighted average shares of common stock - Basic	68.9	59.7	66.4	59.8
Weighted average shares of common stock - Diluted	69.2	61.2	67.3	61.4

(1)	See the Supplemental Schedules - Non-GAAP Reconciliation attached which breaks out the Acquisition and integration related items included within these lines.
(2)

Includes Acquisition debt commitment fees, interest, and ticking fees of $65.6 million for the twelve months ended September 30, 2019, and $35.6 million and $41.9 million for the quarter and twelve months ended September 30, 2018, respectively, associated with the Battery and Auto Care Acquisitions.

(3)

Income tax provision includes one-time benefit related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation) of $1.1 million and $0.4 million for the quarter and twelve months ended September 30, 2019, respectively, and expense of $8.5 million and $39.1 million for the quarter and twelve months ended September 30, 2018, respectively. The income tax provision for the twelve months ended September 30, 2018 also includes $6.0 million of tax withholding expense related to cash movement to fund the Battery Acquisition.

(4)	Net of an income tax expense of $6.5 million and $4.0 million for the quarter and twelve months ended September 30, 2019, respectively.

ENERGIZER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Condensed)

(In millions - Unaudited)

	SEPTEMBER 30,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$258.5	$522.1
Trade receivables, less allowance for doubtful accounts of $6.7 and $4.0, respectively	340.2	230.4
Inventories	469.3	323.1
Other current assets	177.1	95.5
Assets held for sale	791.7	—

Total current assets	$2,036.8	$1,171.1
Restricted cash	—	1,246.2
Property, plant and equipment, net	362.0	166.7
Goodwill	1,004.8	244.2
Other intangible assets, net	1,958.9	232.7
Deferred tax asset	22.8	36.9
Other assets	64.3	81.0

Total assets	$5,449.6	$3,178.8

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	$4.0
Current portion of capital leases	1.6	—
Notes payable	31.9	247.3
Accounts payable	299.0	228.9
Other current liabilities	333.6	271.0
Liabilities held for sale	402.9	—

Total current liabilities	$1,069.0	$751.2
Long-term debt	3,461.6	976.1
Long-term debt held in escrow	—	1,230.7
Deferred tax liability	170.6	19.3
Other liabilities	204.6	177.0

Total liabilities	$4,905.8	$3,154.3

Shareholders’ equity
Common stock	0.7	0.6
Mandatory convertible preferred stock	—	—
Additional paid-in capital	870.3	217.8
Retained earnings	129.5	177.3
Treasury stock	(158.4)	(129.4)
Accumulated other comprehensive loss	(298.3)	(241.8)

Total shareholders’ equity	$543.8	$24.5

Total liabilities and shareholders’ equity	$5,449.6	$3,178.8

ENERGIZER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Condensed)

(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2019	2018
Cash Flow from Operating Activities
Net earnings	$51.1	$93.5
Loss from discontinued operations	(13.6)	—

Net earnings from continuing operations	$64.7	$93.5

Adjustments to reconcile net earnings to net cash flow from operations:
Non-cash integration charges	3.0	—
Depreciation and amortization	92.8	45.1
Deferred income taxes	(33.3)	1.8
Share-based compensation expense	27.1	28.2
Gain on sale of real estate	—	(4.6)
Mandatory transition tax	(0.4)	33.1
Inventory step up	36.2	0.2
Settlement loss on pension plan terminations	3.7	14.1
Non-cash items included in income, net	(4.2)	7.6
Other, net	22.1	(4.7)
Changes in assets and liabilities used in operations, net of acquisitions
Increase in accounts receivable, net	(24.9)	(1.1)
Increase in inventories	(15.2)	(12.1)
(Increase)/decrease in other current assets	(44.3)	2.8
Increase in accounts payable	5.2	4.4
Increase in other current liabilities	9.6	20.4

Net cash from operating activities from continuing operations	142.1	228.7
Net cash from operating activities from discontinued operations	7.4	—

Net cash from operating activities	149.5	228.7

Cash Flow from Investing Activities
Capital expenditures	(55.1)	(24.2)
Proceeds from sale of assets	0.2	6.1
Acquisitions, net of cash acquired	(2,460.0)	(38.1)

Net cash used by investing activities from continuing operations	(2,514.9)	(56.2)
Net cash used by investing activities from discontinued operations	(407.4)	—

Net cash used by investing activities	(2,922.3)	(56.2)

Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,800.0	1,259.9
Payments on debt with maturities greater than 90 days	(529.5)	(4.0)
Net (decrease)/increase in debt with maturities 90 days or less	(214.1)	143.4
Debt issuance costs	(40.1)	(22.6)
Net proceeds from issuance of mandatory convertible preferred shares	199.5	—
Net proceeds from issuance of common stock	205.3	—
Dividends paid on common stock	(83.0)	(70.0)
Dividends paid on mandatory convertible preferred stock	(8.0)	—
Common stock repurchased	(45.0)	(70.0)
Taxes paid for withheld share-based payments	(8.3)	(10.4)

Net cash from financing activities from continuing operations	1,276.8	1,226.3
Net cash used by financing activities from discontinued operations	(4.7)	—

Net cash from financing activities	1,272.1	1,226.3

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9.1)	(8.5)
Net (decrease)/increase in cash, cash equivalents and restricted cash from continuing operations	(1,105.1)	1,390.3
Net decrease in cash, cash equivalents, and restricted cash from discontinued operations	(404.7)	—

Net (decrease)/increase in cash, cash equivalents, and restricted cash	(1,509.8)	1,390.3
Cash, cash equivalents and restricted cash, beginning of period	1,768.3	378.0

Cash, cash equivalents and restricted cash, end of period	$258.5	$1,768.3

ENERGIZER HOLDINGS, INC.

Supplemental Schedules

Introduction to the Reconciliation of GAAP and Non-GAAP Measures

For the Quarter and Twelve Months ended September 30, 2019

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, gains on sale of real estate and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to acquisition and integration, settlement loss on pension plan terminations and gains on sale of real estate have all been excluded from segment profit.

Adjusted net earnings from continuing operations and Adjusted Diluted net earnings per common share - continuing operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, settlement loss on pension plan terminations, gains on sale of real estate and the one-time impact of the new U.S. tax legislation.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration, settlement loss on pension plan terminations and gains on sale of real estate, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, operations in Argentina, and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019, the Battery Acquisition on January 2, 2019 and the Nu Finish Acquisition on July 2, 2018. These adjustments include the impact the acquisitions’ ongoing operations contributed to each respective income statement caption for the first year’s operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with the acquisitions.

Change in Argentina operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.

Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as a percent of sales and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. These expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on pension plan termination, gain on sale of real estate, and share based payments.

Energizer Holdings, Inc.

Supplemental Schedules - Segment Information and Supplemental Sales Data

For the Quarter and Twelve Months ended September 30, 2019

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability for the quarter and twelve months ended September 30, 2019 and 2018, respectively, are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018
Net Sales
Americas	$514.6	$297.1	$1,734.8	$1,135.6
International	204.4	160.1	759.7	662.1

Total net sales	$719.0	$457.2	$2,494.5	$1,797.7
Segment Profit
Americas	$148.0	$86.9	$456.6	$326.1
International	42.9	33.7	174.9	149.6

Total segment profit	$190.9	$120.6	$631.5	$475.7
General corporate and other expenses (1)	$(33.2)	$(26.3)	$(111.5)	$(97.3)
Global marketing expense (2)	(5.7)	(6.0)	(18.2)	(19.0)
Research and development expense	(8.3)	(6.5)	(31.7)	(22.4)
Amortization of intangible assets	(13.1)	(3.1)	(43.2)	(11.5)
Acquisition and integration costs (3)	(28.5)	(43.6)	(188.4)	(84.6)
Settlement loss on pension plan terminations (4)	(3.7)	(14.1)	(3.7)	(14.1)
Gain on sale of real estate	—	—	—	4.6
Interest expense (5)	(48.7)	(15.2)	(160.4)	(56.5)
Adjusted Other items, net (6)	(2.0)	1.1	(1.3)	0.3

Total earnings before income taxes	$47.7	$6.9	$73.1	$175.2

(1)	Recorded in SG&A in the unaudited Consolidated (Condensed) Statement of Earnings.
(2)

The quarter and twelve months ended September 30, 2019 includes $2.3 million and $6.3 million recorded in SG&A respectively, and $3.4 million and $11.9 million recorded in A&P, respectively, on the Consolidated (Condensed) Statement of Earnings and Comprehensive Income. The quarter and twelve months ended September 30, 2018 includes $1.5 million and $4.9 million recorded in SG&A respectively, and $4.5 million and $14.1 million recorded in A&P, respectively, on the Consolidated (Condensed) Statement of Earnings and Comprehensive Income.

(3)	See the Supplemental Schedules - Non-GAAP Reconciliation for where these charges are recorded in unaudited Consolidated (Condensed) Statement of Earnings.
(4)

The current year settlement is related to the termination of the Ireland pension plan and the prior year settlement is related to the termination of the Canadian pension plan. These charges are included in Other items, net.

(5)

Interest expense for the twelve months ended September 30, 2019 included $65.6 million, and for the quarter and twelve months ended September 30, 2018 included $35.6 million and $41.9 million, respectively, of acquisition debt commitment fees, interest and ticking fees related to the Battery and Auto Care Acquisitions which have been reclassified for purposes of the reconciliation above.

(6)	See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018
Net Sales
Batteries	$561.4	$407.8	$1,959.9	$1,612.7
Auto Care	119.4	26.5	409.3	95.4
Lights and Licensing	38.2	22.9	125.3	89.6

Total Net sales	$719.0	$457.2	$2,494.5	$1,797.7

Energizer Holdings, Inc.

Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation

For the Quarter and Twelve Months ended September 30, 2019

(In millions, except for per share data - Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018
Net earnings attributable to common shareholders	$41.9	$1.5	$39.1	$93.5
Mandatory preferred stock dividends	(4.3)	—	(12.0)	—

Net earnings	46.2	1.5	51.1	93.5
Net loss from discontinued operations, net of tax	(0.8)	—	(13.6)	—

Net earnings from continuing operations	$47.0	$1.5	$64.7	$93.5
Pre-tax adjustments
Acquisition and integration (1)	$28.5	$43.6	$188.4	$84.6
Settlement loss on pension terminations (Other items, net)	3.7	14.1	3.7	14.1
Gain on sale of real estate	—	—	—	(4.6)

Total adjustments, pre-tax	$32.2	$57.7	$192.1	$94.1
After tax adjustments
Acquisition and integration	$19.0	$30.4	$148.1	$61.6
Settlement loss on pension plan terminations	3.7	10.4	3.7	10.4
Gain on sale of real estate	—	—	—	(3.5)
Acquisition withholding tax	—	—	—	6.0
One-time impact of the new U.S. Tax Legislation	(1.1)	8.5	(0.4)	39.1

Total adjustments, after tax	$21.6	$49.3	$151.4	$113.6

Adjusted net earnings from continuing operations (2)	$68.6	$50.8	$216.1	$207.1

Diluted net earnings per common share - continuing operations	$0.62	$0.02	$0.78	$1.52
Adjustments
Acquisition and integration	0.26	0.50	2.06	1.00
Settlement loss on pension plan terminations	0.05	0.17	0.05	0.17
Gain on sale of real estate	—	—	—	(0.06)
Acquisition withholding tax	—	—	—	0.10
One-time impact of the new U.S. Tax Legislation	(0.01)	0.14	(0.01)	0.64
Impact for diluted share calculation (3)	0.01	—	0.12	$—

Adjusted diluted net earnings per diluted common share - continuing operations	$0.93	$0.83	$3.00	$3.37

Weighted average shares of common stock - Diluted	69.2	61.2	67.3	61.4
Adjusted Weighted average shares of common stock - Diluted (3)	73.9	61.2	72.0	61.4

(1)	See Supplemental Schedules - Non-GAAP Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2)

The Effective tax rate for the quarters ended September 30, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 14.1% and 21.4%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The effective rate for the twelve months ended September 30, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 18.5% and 23.1%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(3)

For the three and twelve months ended September 30, 2019, the Adjusted Weighted average shares of common stock - Diluted is assuming conversion of the preferred shares as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out of the Adjusted net earnings.

Energizer Holdings, Inc.

Supplemental Schedules - Segment Sales

For the Quarter and Twelve Months Ended September 30, 2019

(In millions, except per share data - Unaudited)

Net Sales
Americas	Q1'19	% Chg	Q2'19	% Chg	Q3'19	% Chg	Q4'19	% Chg	FY '19	% Chg
Net sales - prior year	$373.1		$224.1		$241.3		$297.1		$1,135.6
Organic	4.7	1.3%	2.0	0.9%	7.2	3.0%	22.2	7.5%	36.1	3.2%
Impact of Battery Acquisition	—	—%	78.1	34.9%	89.9	37.3%	110.5	37.2%	278.5	24.5%
Impact of Auto Care Acquisition	—	—%	77.9	34.8%	124.7	51.7%	86.1	29.0%	288.7	25.4%
Impact of Nu Finish Acquisition	1.0	0.3%	1.8	0.8%	2.9	1.2%	—	—%	5.7	0.5%
Change in Argentina operations	(3.3)	(0.9)%	(0.9)	(0.4)%	(0.1)	—%	(0.2)	(0.1)%	(4.5)	(0.4)%
Impact of currency	(2.0)	(0.6)%	(1.4)	(0.7)%	(0.8)	(0.5)%	(1.1)	(0.4)%	(5.3)	(0.4)%

Net sales - current year	$373.5	0.1%	$381.6	70.3%	$465.1	92.7%	$514.6	73.2%	$1,734.8	52.8%

International
Net sales - prior year	$200.2		$150.3		$151.5		$160.1		$662.1
Organic	5.2	2.6%	5.1	3.4%	7.0	4.6%	20.0	12.5%	37.3	5.6%
Impact of Battery Acquisition	—	—%	21.8	14.5%	19.2	12.7%	19.4	12.1%	60.4	9.1%
Impact of Auto Care Acquisition	—	—%	6.6	4.4%	10.9	7.2%	9.6	6.0%	27.1	4.1%
Impact of Nu Finish Acquisition	—	—%	0.1	0.1%	0.1	0.1%	—	—%	0.2	—%
Impact of currency	(7.0)	(3.5)%	(9.1)	(6.1)%	(6.6)	(4.4)%	(4.7)	(2.9)%	(27.4)	(4.1)%

Net sales - current year	$198.4	(0.9)%	$174.8	16.3%	$182.1	20.2%	$204.4	27.7%	$759.7	14.7%

Total Net Sales
Net sales - prior year	$573.3		$374.4		$392.8		$457.2		$1,797.7
Organic	9.9	1.7%	7.1	1.9%	14.2	3.6%	42.2	9.2%	73.4	4.1%
Impact of Battery Acquisition	—	—%	99.9	26.7%	109.1	27.8%	129.9	28.4%	338.9	18.9%
Impact of Auto Care Acquisition	—	—%	84.5	22.6%	135.6	34.5%	95.7	20.9%	315.8	17.6%
Impact of Nu Finish Acquisition	1.0	0.2%	1.9	0.5%	3.0	0.8%	—	—%	5.9	0.3%
Change in Argentina operations	(3.3)	(0.6)%	(0.9)	(0.2)%	(0.1)	—%	(0.2)	—%	(4.5)	(0.3)%
Impact of currency	(9.0)	(1.5)%	(10.5)	(2.9)%	(7.4)	(1.9)%	(5.8)	(1.2)%	(32.7)	(1.8)%

Net sales - current year	$571.9	(0.2)%	$556.4	48.6%	$647.2	64.8%	$719.0	57.3%	$2,494.5	38.8%

Energizer Holdings, Inc.

Supplemental Schedules - Segment Profit

For the Quarter and Twelve Months Ended September 30, 2019

(In millions, except per share data - Unaudited)

Segment Profit
Americas	Q1'19	% Chg	Q2'19	% Chg	Q3'19	%Chg	Q4'19	% Chg	FY '19	% Chg
Segment Profit - prior year	$123.1		$55.7		$60.4		$86.9		$326.1
Organic	(4.2)	(3.4)%	1.7	3.1%	2.8	4.6%	17.1	19.7%	17.4	5.3%
Impact of Battery Acquisition	—	—%	7.1	12.7%	13.0	21.5%	22.4	25.8%	42.5	13.0%
Impact of Auto Care Acquisition	—	—%	24.0	43.1%	28.8	47.7%	21.7	25.0%	74.5	22.8%
Impact of Nu Finish	0.5	0.4%	1.5	2.7%	(0.1)	(0.2)%	—	—%	1.9	0.6%
Change in Argentina operations	(1.9)	(1.5)%	(0.4)	(0.7)%	(0.6)	(1.0)%	0.7	0.8%	(2.2)	(0.7)%
Impact of currency	(1.4)	(1.2)%	(0.9)	(1.7)%	(0.5)	(0.7)%	(0.8)	(1.0)%	(3.6)	(1.0)%

Segment Profit - current year	$116.1	(5.7)%	$88.7	59.2%	$103.8	71.9%	$148.0	70.3%	$456.6	40.0%

International
Segment Profit - prior year	$49.2		$34.1		$32.6		$33.7		$149.6
Organic	11.1	22.6%	1.9	5.6%	5.2	16.0%	4.3	12.8%	22.5	15.0%
Impact of Battery Acquisition	—	—%	6.0	17.6%	6.3	19.3%	7.9	23.4%	20.2	13.5%
Impact of Auto Care Acquisition	—	—%	0.7	2.1%	1.4	4.3%	0.2	0.6%	2.3	1.5%
Impact of Nu Finish Acquisition	—	—%	—	—%	0.1	0.3%	—	—%	0.1	0.1%
Impact of currency	(5.7)	(11.6)%	(6.3)	(18.6)%	(4.6)	(14.1)%	(3.2)	(9.5)%	(19.8)	(13.2)%

Segment Profit - current year	$54.6	11.0%	$36.4	6.7%	$41.0	25.8%	$42.9	27.3%	$174.9	16.9%

Total Segment Profit
Segment Profit - prior year	$172.3		$89.8		$93.0		$120.6		$475.7
Organic	6.9	4.0%	3.6	4.0%	8.0	8.6%	21.4	17.7%	39.9	8.4%
Impact of Battery Acquisition	—	—%	13.1	14.6%	19.3	20.8%	30.3	25.1%	62.7	13.2%
Impact of Auto Care Acquisition	—	—%	24.7	27.5%	30.2	32.5%	21.9	18.2%	76.8	16.1%
Impact of Nu Finish Acquisition	0.5	0.3%	1.5	1.7%	—	—%	—	—%	2.0	0.4%
Change in Argentina operations	(1.9)	(1.1)%	(0.4)	(0.4)%	(0.6)	(0.6)%	0.7	0.6%	(2.2)	(0.5)%
Impact of currency	(7.1)	(4.1)%	(7.2)	(8.1)%	(5.1)	(5.6)%	(4.0)	(3.3)%	(23.4)	(4.8)%

Segment Profit - current year	$170.7	(0.9)%	$125.1	39.3%	$144.8	55.7%	$190.9	58.3%	$631.5	32.8%

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP Reconciliations

For the Quarter and Twelve Months Ended September 30, 2019

(In millions, except per share data - Unaudited)

Gross Profit	Q1'19	Q2'19	Q3'19	Q4'19	Q1'18	Q2'18	Q3'18	Q4'18	2019	2018
Net Sales	$571.9	$556.4	$647.2	$719.0	$573.3	$374.4	$392.8	$457.2	$2,494.5	$1,797.7
Cost of products sold - adjusted	296.4	330.5	388.5	416.6	295.0	205.9	216.7	249.0	1,432.0	966.6
Adjusted Gross Profit	$275.5	$225.9	$258.7	$302.4	$278.3	$168.5	$176.1	$208.2	$1,062.5	$831.1
Adjusted Gross Margin	48.2%	40.6%	40.0%	42.1%	48.5%	45.0%	44.8%	45.5%	42.6%	46.2%
Acquisition and integration costs	—	4.5	5.9	12.1	—	—	—	0.2	22.5	0.2
Inventory step up	—	27.2	6.5	2.5	—	—	—	—	36.2	—
Reported Cost of products sold	296.4	362.2	400.9	431.2	295.0	205.9	216.7	249.2	1,490.7	966.8
Reported Gross Profit	$275.5	$194.2	$246.3	$287.8	$278.3	$168.5	$176.1	$208.0	$1,003.8	$830.9
Reported Gross Margin	48.2%	34.9%	38.1%	40.0%	48.5%	45.0%	44.8%	45.5%	40.2%	46.2%

SG&A	Q1’19	Q2’19	Q3’19	Q4’19	Q1’18	Q2’18	Q3’18	Q4’18	2019	2018
Segment SG&A	$65.8	$81.4	$82.8	$88.2	$71.2	$61.6	$63.2	$60.7	$318.2	$256.7
Corporate SG&A	18.7	28.6	29.1	32.5	21.8	24.8	24.6	26.1	108.9	97.3
Global Marketing	1.2	2.2	0.6	2.3	0.5	1.3	1.7	1.3	6.3	4.8
SG&A Adjusted - subtotal	$85.7	$112.2	$112.5	$123.0	$93.5	$87.7	$89.5	$88.1	$433.4	$358.8
SG&A Adjusted % of Net Sales	15.0%	20.2%	17.4%	17.1%	16.3%	23.4%	22.8%	19.3%	17.4%	20.0%
Acquisition and integration costs	18.9	29.1	15.1	19.2	5.7	16.5	22.4	18.3	82.3	62.9
Reported SG&A	$104.6	$141.3	$127.6	$142.2	$99.2	$104.2	$111.9	$106.4	$515.7	$421.7
Reported SG&A % of Net Sales	18.3%	25.4%	19.7%	19.8%	17.3%	27.8%	28.5%	23.3%	20.7%	23.5%

Acquisition and integration	Q1’19	Q2’19	Q3’19	Q4’19	Q1’18	Q2’18	Q3’18	Q4’18	2019	2018
Inventory step up (COGS)	$—	$27.2	$6.5	$2.5	$—	$—	$—	$0.2	$36.2	$0.2
Cost of products sold	—	4.5	5.9	12.1	—	—	—	—	22.5	—
SG&A	18.9	29.1	15.1	19.2	5.7	16.5	22.4	18.3	82.3	62.9
Research and development	—	—	0.3	0.8	—	—	—	—	1.1	—
Interest expense	32.4	33.2	—	—	—	2.9	3.4	35.6	65.6	41.9
Other items, net	(14.8)	1.4	0.2	(6.1)	—	—	(9.9)	(10.5)	(19.3)	(20.4)
Acquisition and integration related items	$36.5	$95.4	$28.0	$28.5	$5.7	$19.4	$15.9	$43.6	$188.4	$84.6

Other items, net	Q1’19	Q2’19	Q3’19	Q4’19	Q1’18	Q2’18	Q3’18	Q4’18	2019	2018
Interest income	$(0.3)	$(0.7)	$(0.3)	$(6.4)	$(0.5)	$(0.3)	$(0.4)	$(0.2)	$(7.7)	$(1.4)
Foreign currency exchange (gain)/loss	(1.1)	3.8	(0.3)	2.8	4.1	2.9	0.7	0.4	5.2	8.1
Pension benefit other than service costs	(0.7)	(0.7)	(0.7)	(0.2)	(1.7)	(1.7)	(1.7)	(1.2)	(2.3)	(6.3)
Other	—	—	0.3	5.8	(0.6)	—	—	(0.1)	6.1	(0.7)
Adjusted Other items, net	(2.1)	2.4	(1.0)	2.0	1.3	0.9	(1.4)	(1.1)	1.3	(0.3)
Acquisition foreign currency (gain)/loss	(9.0)	—	0.9	(5.5)	—	—	(9.9)	(5.3)	(13.6)	(15.2)
Interest income on restricted cash	(5.8)	—	—	—	—	—	—	(5.2)	(5.8)	(5.2)
Transition services agreement income	—	(0.1)	(0.7)	(0.6)	—	—	—	—	(1.4)	—
Settlement of acquired business hedging contract	—	1.5	—	—	—	—	—	—	1.5	—
Acquisition and integration cost	(14.8)	1.4	0.2	(6.1)	—	—	(9.9)	(10.5)	(19.3)	(20.4)
Settlement loss on pension plan terminations	—	—	—	3.7	—	—	—	14.1	3.7	14.1
Total Other items, net Reported	$(16.9)	$3.8	$(0.8)	$(0.4)	$1.3	$0.9	$(11.3)	$2.5	$(14.3)	$(6.6)

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP Reconciliations cont.

For the Quarter and Twelve Months Ended September 30, 2019

(In millions, except per share data - Unaudited)

	Q1'19	Q2'19	Q3'19	Q4'19	FY 2019
Net earnings/(loss) from continuing operations	$70.8	$(62.3)	$9.2	$47.0	$64.7
Income tax provision/(benefit)	19.2	(11.7)	0.2	0.7	8.4

Earnings/(loss) before income taxes	90.0	(74.0)	9.4	47.7	73.1
Interest expense	48.2	77.2	51.9	48.7	226.0
Depreciation & Amortization	11.6	28.4	30.8	22.0	92.8

EBITDA	149.8	31.6	92.1	118.4	391.9

Adjustments:
Acquisition and integration costs	4.1	62.2	28.0	28.5	122.8
Settlement loss on pension plan termination	—	—	—	3.7	3.7
Share-based payments	6.5	7.6	6.7	6.3	27.1

Adjusted EBITDA	$160.4	$101.4	$126.8	$156.9	$545.5

	2019	2018
Free Cash Flow
Net cash from operating activities	$142.1	$228.7
Capital expenditures	(55.1)	(24.2)
Proceeds from sale of assets	0.2	6.1

Free Cash Flow - subtotal	$87.2	$210.6
Cash paid for acquisition and integration expenses (1)	159.2	27.2
Cash paid for integration related capital expenditures	9.8	—

Adjusted Free Cash Flow	$256.2	$237.8

(1)	These expenses include financing costs, success fees, consulting and legal costs incurred to complete the acquisition, as well as integration costs incurred since the acquisition.

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP Reconciliations cont.

FY2020 Outlook

(In millions, except per share data - Unaudited)

Fiscal Year 2020 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings			EPS
Fiscal Year 2020 - GAAP Outlook	$165	to	$190	$2.20	to	$2.53
Impacts:
Acquisition and integration costs, net of tax benefit	60	to	50	0.80	to	0.67

Fiscal Year 2020 - Adjusted Outlook	$225	to	$240	$3.00	to	$3.20

Weighted average shares - Diluted				75.1		75.1

Fiscal Year 2020 Outlook Reconciliation - Adjusted EBITDA (in millions, except per share data)
Earnings before income taxes				$195	to	$255
Interest expense				190	to	185
Amortization				60	to	55
Depreciation				60	to	55

EBITDA				$505	to	$550
Adjustments:
Integration costs				75	to	65
Share-based payments				30	to	25

Adjusted EBITDA				$610	to	$640

Fiscal Year 2020 Outlook Reconciliation - Adjusted Free Cash Flow (in millions, except per share data)
Net cash from operating activities				$295	to	$330
Capital expenditures				105	to	90

Free cash flow				$190	to	$240
Adjustments:
Integration costs				60	to	50
Integration related capital expenditures				60	to	50

Adjusted free cash flow				$310	to	$340